Exhibit 10.1

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of February 22, 2013 and effective as of February 27, 2013 by and among Pacific Mercantile Bancorp, a California corporation (the “Company”), and Carpenter Community Bancfund, L.P. and Carpenter Community Bancfund-A, L.P. (“each, a “Purchaser” and, collectively, the “Purchasers”). The Purchasers and the Company are collectively referred to herein as the “Parties” and each may be individually referred to herein as a “Party.” Certain terms with initial capital letters in this Agreement are defined in Article I hereof.

RECITALS

A. The Company is a bank holding company, registered as such under the BHCA and is the record and beneficial owner of 100 percent of the issued and outstanding capital stock of Pacific Mercantile Bank, a California banking corporation (the “Bank”).

B. The Company desires to sell to each Purchaser, and each Purchaser desires to purchase from the Company, in a private placement exempt from the registration and prospectus delivery requirements of the Securities Act, the number of Purchased Shares (as hereinafter defined) set forth opposite such Purchaser’s name on Exhibit A hereto for a cash price of $6.75 per Purchased Share (the “Per Share Purchase Price”) and on the term and conditions set forth hereinafter in this Agreement.

C. The aggregate number of Purchased Shares being sold to the Purchasers pursuant to this Agreement is Two Million Two Hundred Twenty-Two Thousand (2,222,222) shares of Common Stock of the Company, less such number of shares of such Common Stock that SBAV may elect to purchase as provided in Section 2.2 hereof, if any, and the aggregate purchase price of the shares of Common Stock that are sold to the Purchasers shall be determined by multiplying such number of shares by the Per Share Purchase Price (hereinafter sometimes referred to as the “Aggregate Purchase Price”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. When used in this Agreement, each of the following terms shall have the following meaning unless the context otherwise requires:

“2011 10-K” means the Company’s annual report on form 10-K for the Company’s fiscal year ended December 31, 2011, filed with the SEC on February 27, 2011.

“ALLL” shall have the meaning ascribed to such term in Section 4.22(c).

“Affiliate” means an “affiliate” or “associate”, as defined under SEC Rule 405.

“Agent” shall have the meaning ascribed to such term in Section 4.36.

“Agreement” means this Common Stock Purchase Agreement, including all Exhibits and Schedules hereto, as the same may be hereafter amended.

“Aggregate Purchase Price” shall have the meaning given to such term in the Recitals to this Agreement.

“Amended Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement dated as of February 28, 2012 by and among the Company and the Purchasers.

“Amended Registration Rights Agreements” means that certain Amended Registration Rights Agreement dated as of February 28, 2012 by and among the Company and the Purchasers.

“Applicable Law” shall mean any domestic or foreign, federal, state or local, statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to the Company or the Bank or their respective properties or assets.

“Asset Purchase Agreement” means any agreement entered into by the Bank and the Company or an Asset Resolution Subsidiary, which provides for the sale by the Bank to the Company or to such Asset Resolution Subsidiary (as the case may be) of any of the Bank’s Non-Performing Assets, a list of which will appended to each such Agreement.

“Asset Resolution Subsidiary” means a California corporation which is or will be a wholly-owned subsidiary of the Company that is or will be organized to purchase, manage and collect or dispose of the Non-Performing Assets of the Bank that are purchased under the Asset Purchase Agreement.

“Bank” shall have the meaning ascribed to such term in Recital A.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Board Meeting Package” means the reports, analyses, Committee meeting minutes and reports and other information furnished, in written or digital form, to the members of the Boards of Directors of the Company and the Bank for their review in preparation for each of their respective Board meetings held between July 1, 2012 and the date hereof. The reports, analyses, Committee meeting minutes and reports, and other information for each of such Board meetings are listed in the Agenda for each such Board meeting.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in California are authorized or required by law to close.

“CEO” shall have the meaning ascribed to such term in Section 4.9(d).

“CFO” shall have the meaning ascribed to such term in Section 4.9(d).

“California Secretary” means the Office of the Secretary of State of the State of California.

“Carpenter Funds” means Carpenter Community Bancfund, L.P. and Carpenter Community Bancfund-A, L.P.; of which the general partner is Carpenter Fund Manager GP, LLC.

“Carpenter Fund Manager” means Carpenter Fund Manager GP, LLC or any successor general partner of the Carpenter Funds.

“Carpenter Regulatory Approvals” shall have the meaning ascribed to such term in Section 6.2.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended or re-codified.

“CGCL” means the California General Corporations Law, as in effect on the date hereof and as may be amended hereafter.

“Change in Control Arrangements” means all plans, contracts, programs, agreements, policies and other arrangements (whether written or unwritten) which provide for (i) the making of any material payment (including, without limitation, any severance, unemployment compensation, parachute) payment to, (ii) any material increase in the compensation or benefits otherwise payable to, or (iii) the acceleration of the time of payment or vesting of any material compensation or material benefits of, any of the current or former directors, officers, employees or consultants of the Company or the Bank on or by reason of the consummation of any transaction or series of related transactions with any person that would result in (A) the persons who were the holders of all of the outstanding voting shares of the Company or the Bank immediately prior to the consummation of such transaction ceasing to own at least fifty-one percent (51%) of the shares of voting stock of the Company or the Bank (as the case may be), or (B) all or substantially all of the assets of the Company or the Bank being sold or otherwise transferred to another person (other than a person that, immediately prior to the consummation of such sale or other transfer of assets, was an Affiliate of the Company or the Bank).

“Claims Notice” shall have the meaning ascribed to such term in Section 8.5(c).

“Classified Assets” shall mean all OREO and all loans which have been classified as “substandard,” “doubtful,” or “loss” (or words of similar import) by the Bank, or an applicable Regulatory Authority.

“Closing” shall have the meaning ascribed to such term in Section 2.3.

“Closing Date” shall have the meaning ascribed to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended or recodified.

“Common Stock” means the Company’s common stock, without par value.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977 (12 U.S.C. 2901 et seq.), as amended.

“Company” shall have the meaning ascribed to such term in the Preamble.

“Company Articles” shall have the meaning ascribed to such term in Section 4.1(b).

“Company Bylaws” shall have the meaning ascribed to such term in Section 4.1(b).

“Company Consolidated Financial Statements” shall have the meaning given to such term in Section 4.9(b).

“Company Disclosure Schedules” shall mean the disclosure schedules referenced in Article IV of the Agreement which have been separately delivered by the Company at or prior to execution of this Agreement to the Purchasers, or their officers, managers or general partners, as the case may be, and as the same may be modified by any Company Updates (as hereinafter defined) delivered by or on behalf of the Company to Purchasers prior to a Closing Date.

“Company Incentive Shares” shall have the meaning ascribed to such term in Section 4.4(b).

“Company Permits” shall have the meaning ascribed to such term in Section 4.11(a).

“Company Stock” means the issued and outstanding capital stock of the Company.

“Company Update(s)” shall have the meaning ascribed to such term in the preamble to Article IV.

“Derivative Instrument” means any swap, forward, future, option, cap, floor or collar or any other interest rate or foreign currency protection contract or any other contract that is not included in the Company’s consolidated balance sheet as at September 30, 2012 contained in the Company’s Quarterly Report on Form 10-Q for the quarter then ended and is a derivatives contract.

“DFI” means the Commissioner of the Department of Financial Institutions of the State of California.

“DTC” means The Depository Trust Company.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” and “FRB” both mean the Board of Governors of the Federal Reserve System or the applicable Federal Reserve Bank acting under delegated authority.

“Financial Code” means the California Financial Code, as amended from time to time.

“Form 8-K” shall have the meaning ascribed to such term in Section 9.2.

“GAAP” means generally accepted accounting principles as in effect in the United States of America, applied on a consistent basis.

“GLB Act” means the Gramm-Leach-Bliley Act of 1999, as amended from time to time.

“Governmental Authority” and “Governmental Entity” shall each mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, government or self-regulatory organization, government commission or tribunal, or any regulatory or administrative agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a “hazardous material,” “hazardous substance,” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. 1317), (ix) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or (x) defined as a “hazardous substance” pursuant to Section 101 of CERCLA.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“Indebtedness” of any Person means, without duplication (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (h) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above; provided, however, that customer deposits and similar obligations shall not be included as Indebtedness.

“Indemnification Claim” shall have the meaning ascribed to such term in Section 8.3(b).

“Indemnification Payments” shall have the meaning ascribed to such term in Section 8.5(d).

“Indemnified Party” and “Indemnified Parties” shall have the respective meanings ascribed to such terms in Section 8.2 hereof.

“Insolvent” means, with respect to any Person (a) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (b) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, or (c) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature.

“Investor” means a Purchaser or any transferee or assignee thereof to whom a Purchaser assigns its rights under the Amended Registration Rights Agreement and who agrees to become and be bound by the provisions of such Agreement in accordance with the terms thereof and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under the Amended Registration Rights Agreement and who agrees to become bound by and to comply with the terms and provisions thereof.

“Investor Rights Agreements” means the Amended Investor Rights Agreement and the SBAV Rights Agreement.

“IRS” means the United States Internal Revenue Service.

The phrases “Knowledge of the Company,” “knowledge of the Company” and the “Company’s knowledge” each means the actual knowledge of any of the following: the President of the Company, the Chief Financial Officer of the Company, the Chief Operating Officer of the Bank and the Chief Credit Officer of the Bank.

“Liability” means and includes for any Person all items of Indebtedness (including, without limitation, capitalized lease obligations), whether direct, indirect or contingent, which, in accordance with GAAP, would be included in determining liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Indebtedness is to be determined, and also includes all Indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such Indebtedness or to supply or advance sums or otherwise, and any guarantee of any such item of Indebtedness or any other obligation or any assurance with respect to the financial condition of any other Person, including without limitation any purchase or repurchase agreement (but not including endorsements of instruments for deposit or collection in the ordinary course of business).

“Lien” means any mortgage, hypothecation, pledge, security interest, encumbrance, equitable interest, claim, lien or charge, any conditional sale or other title retention agreement in the nature thereof or any material restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership) of any asset or property, any sale of receivables with recourse or any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any agreement to grant, create, effect, enter into or file any of the foregoing.

“Loan Investor” shall have the meaning ascribed to such term in Section 4.30.

“Loans” means loans, extensions of credit (including guaranties) and commitments to extend credit.

“Losses” means any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses). Notwithstanding anything to the contrary contained in this Agreement, the diminution in value of the Purchased Shares shall only be considered a “Loss” for purposes of this Agreement, if, and only if, the cause of such diminution in value is the breach of this Agreement by Company.

“Material Adverse Effect” means, when used in connection with any entity, any change, effect, or circumstance that has or could reasonably be expected to have a material adverse effect on (a) the ability of such entity and its Subsidiaries to consummate the transaction contemplated by this Agreement and the Other Transaction Documents; or (b) the business, financial condition, results of operations, assets or prospects of such entity and its Subsidiaries taken as a whole; provided, however, that a “Material Adverse Effect” shall not be deemed to occur or exist in the case of any change, effect, or circumstance that is or was reasonably attributable to: (i) economic conditions generally in the United States or foreign economies in any locations where such party has material operations; (ii) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Entities; provided, with respect to clauses (i) and (ii), the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on such party; (iii) the announcement or pendency of the transactions contemplated hereby; (iv) any action taken by the Company that has been approved pursuant to Article VI hereof; (v) any change in the trading price of the Company’s common stock in and of itself; or (vii) any failure, in and of itself, by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net interest income, operating income, net income or any other measure of financial performance) (it being understood that, with respect to clauses (v) and (vi), unless excepted from the definition of Material Adverse Effect as set forth in clauses (i) to (v) inclusive of this definition, the facts or circumstances giving rise or contributing to such change in trading price or failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect).

“Mortgage Finance Agency” shall have the meaning ascribed to such term in Section 4.30.

“Nonperforming Assets” shall mean all loans for which interest is past due more than 90 days and/or is not accruing, and all loans restructured when there has not been a history of past performance on debt service in accordance with the contractual terms of the restructured loans, and all OREO.

“One Year Survival Period Termination Date” shall have the meaning given to such term in Section 8.1 hereof.

“Other Real Estate Owned” and “OREO” both mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate;” “other real estate owned;” “in-substance foreclosure;” “in-substance repossession;” foreclosed real estate; and real estate acquired for debts previously contracted.

“Other Transaction Documents” means the Asset Purchase Agreement, the Registration Rights Agreement Amendment, and any other agreement to be executed and delivered by the Parties hereto concurrently with the execution and delivery of this Agreement or with the consummation of the transactions contemplated hereby.

“Ownership Percentage” and “SBAV Ownership Percentage” shall each have the meaning given to the term “Ownership Percentage” in the SBAV Rights Agreement.

“Party” shall have the meaning ascribed to such term in the Preamble to this Agreement.

“Pending Indemnity Claim” shall have the meaning ascribed to such term in Section 8.4(b) hereof.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workers’, repairmen’s, warehousemen’s, carriers’ or other similar Liens arising in the ordinary course of business of the Company or the Bank, (ii) Liens for Taxes, assessments and other similar governmental charges or statutory Liens that are not yet due and payable or which are being contested in good faith, (iii) pledges of assets by the Company or the Bank in the ordinary course of business, including to secure public deposits or borrowings, and (iv) Liens that arise under zoning, land use and other similar laws and other imperfections of title or other Liens that do not, individually or in the aggregate, materially affect the value of the property subject thereto (as carried on the consolidated balance sheet of the Company) and do not materially impair the use of the property subject thereto as presently used and Liens on those properties which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

“Per Share Purchase Price” shall have the meaning given to such term in the Recitals to this Agreement.

“Person” means any natural person, corporation, firm, partnership, association, government, governmental agency or any other entity.

“Preferred Stock” means the Series B Preferred Stock and the Series C Preferred Stock (as hereinafter defined).

“Previously Disclosed” means disclosed in writing in a Disclosure Schedule to this Agreement (as the same may have been supplemented in a Company Update as provided in the preamble to Article IV hereof), or in the SEC Reports or in any Board Meeting Package or disclosed in any written communication from any Governmental Authority or Mortgage Finance Agency sent or provided to the Carpenter Fund Manager or any of its Managers or other representatives.

“Purchased Shares” shall mean the 2,222,222 shares of the Company’s Common Stock being sold to the Purchasers by the Company pursuant to this Agreement, which number of shares shall be subject to possible reduction as and to the extent provided in Section 2.2 hereof.

“Purchasers” shall have the meaning ascribed to such term in the Preamble.

“Purchasers’ Disclosure Schedules” shall mean the disclosure schedules referenced in Article V of the Agreement which have been separately delivered by each Purchaser at or prior to execution of this Agreement to the Company.

“Registration Rights Amendment” shall mean an amendment, substantially in the form of Exhibit B hereto, amending the Registration Rights Agreement dated February 28, 2012 among the Company and the Purchasers.

“Regulatory Authority” shall have the meaning ascribed to such term in Section 4.9(e).

“Restricted Securities” shall have the meaning ascribed to such term in Section 5.7.

“SBAV” means SBAV LP, a Delaware limited partnership that is an affiliate of the SBAV Group, Inc., and affiliates thereof.

“SBAV Rights Agreement” means that certain Investor Rights Agreement entered into by and between the Company and SBAV on August 26, 2011.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means those reports and schedules filed by the Company with the SEC pursuant to the Exchange Act from January 1, 2010 through the date of the Closing.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Shares” means shares of the Company’s Series B-1 Convertible 8.4% Noncumulative Preferred Stock and Series B-2 Convertible 8.4% Noncumulative Preferred Stock.

“Series C Certificate of Determination” means the Certificate of Determination of the Rights, Preferences and Privileges of the Series C Preferred Stock, as filed with the California Secretary of State.

“Series C Preferred Stock” means the Company’s Series C Convertible 8.4% Noncumulative Preferred Stock and the shares of which shall sometime be referred to in this Agreement as “Series C Shares”.

“Severance Arrangements” means all agreements, plans, contracts, programs, arrangements and policies of the Company or the Bank that provide for the payment or continuation of compensation or benefits to any of their respective current or former directors, officers or employees or consultants on or by reason of or following a termination of employment or cessation of service of such director, officer, employee or consultant with the Company or the Bank.

“Subsidiary” of a corporation or other Person shall mean any other corporation or any limited liability company, partnership, joint venture or other legal entity of which the corporation or other Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity ownership interests which entitle the holders thereof to vote generally in the election of the board of directors or other governing body of such other corporation, or any such limited liability company, partnership, joint venture or other legal entity.

“Termination Date” shall have the meaning ascribed to such term in Section 10.1(a).

“Third Party Claim” shall have the meaning ascribed to such term in Section 8.5(b).

“Three Year Survival Period Termination Date” shall have the meaning ascribed to such term in Section 8.1 hereof.

“Undisputed Amount” shall have the meaning ascribed to such term in Section 8.5(a).

1.2 Rules of Construction. This Agreement is the result of arms’-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained herein or otherwise, shall be construed against a party because such party or its legal counsel was the draftsman of that provision or any portion thereof. Unless the context in which such terms are used clearly and unambiguously indicates otherwise, (i) the term “or” shall not be exclusive, (ii) the term “including” shall not be limiting, but shall mean either “including but not limited to” or including without limitation” and (iii) the terms “herein,” “hereof,” “hereto,” “hereunder”, “hereinafter” and other similar terms shall refer to this Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear. The Recitals to this Agreement are an integral part of this Agreement and shall be given full effect in connection with the interpretation and construction of this Agreement. Words and phrases defined in the plural shall also be used in the singular and vice versa and shall be construed in the plural or singular as appropriate and apparent in the context used. Unless otherwise specifically provided herein, accounting terms shall be given and assigned their usual meaning and effect as defined or used under GAAP.

ARTICLE II

PURCHASE AND SALE OF COMMON STOCK SHARES

2.1 Purchase and Sale of Purchased Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell and issue to each Purchaser, and each such Purchaser shall purchase from the Company, the number of the Purchased Shares set forth opposite such Purchaser’s name on Exhibit A hereto for an amount, payable in cash, equal to the product of the Per Share Purchase Price multiplied by such number of Purchased Shares, provided that such numbers of Purchased Shares shall be subject to adjustment as provided in Section 2.2 hereof.

2.2 Possible Adjustment to Number of Purchased Shares. Pursuant to Section 3 of the SBAV Rights Agreement, SBAV has the right (referred to therein and herein as the “Right of First Offer”) to purchase up to, but not to exceed, a total of 199,041 of the Purchased Shares (the “First Offer Shares”), at the Per Purchase Price and on terms and subject to conditions no more favorable to SBAV than the terms and conditions set forth in this Agreement, to enable SBAV to preserve, but not increase, its Ownership Percentage in the Company, after giving effect to the consummation of the sale of the Purchased Shares to the Purchasers under this Agreement and any First Offer Shares to SBAV as provided in this Section 2.2. In the event that SBAV exercises such Right of First Offer, either in whole or in part, within the 20-day time period set forth in Section 3 of the SBAV Rights Agreement, then, notwithstanding anything to the contrary that may be contained elsewhere in this Agreement (i) the number of the Purchased Shares that will be sold to Purchasers hereunder will be reduced by the number of the First Offer Shares which SBAV has so elected to purchase pursuant to its Right of First Offer, even if the sale of those First Offer Shares to SBAV has not been consummated by the Closing Date, and (ii) all references in this Agreement to “Purchased Shares” shall, for purposes of this Agreement, thereafter mean such reduced number of shares of Common Stock.

2.3 Time and Place of Closing.

(a) The consummation of the sale by the Company and the purchase by the Purchasers of the Purchased Shares (the “Closing”) shall take place on the fifth (5th) Business Day immediately following the date on which the conditions set forth in Article VII are satisfied, other than those conditions that by their nature are to be satisfied at the Closing or that are waived pursuant to this Agreement (the “Closing Date”), unless another date is agreed upon by the Company and the Purchasers, in which case such other date shall be the Closing Date. The Closing shall be held at the offices of Stradling Yocca Carlson & Rauth in Newport Beach, California.

(b) In the event SBAV has exercised its Right of First Offer to purchase any of the First Offer Shares, but the number of First Offer Shares which SBAV purchases from the Company is less than the number which it had elected to purchase and SBAV’s right to purchase, and the Company’s obligation to sell to SBAV, the remainder of such First Offer Shares have terminated or ceased (whether by mutual agreement of the Company and SBAV, or pursuant to the terms of the SBAV Rights Agreement or for any other reason), then the Purchasers shall thereupon become entitled to purchase, on the terms and subject to the conditions set forth below in this Section 2.3(b), the First Offer Shares which were not purchased by SBAV (the “Available Shares”). In such event, the Company shall send to the Purchasers, promptly thereafter, a written notice (an “Availability Notice”) specifying the number of such Available Shares. The Purchasers shall thereupon have the right to purchase any or, in the aggregate, all of such Available Shares at the Per Share Purchase Price and on the terms and subject to the conditions set forth in this Agreement, provided that the Purchasers provide to the Company a written notice (an “Acceptance Notice”), setting forth the number of such Available Shares which they are electing to purchase, on or before the close of business on the tenth (10th) calendar day after the Purchasers’ receipt of the Availability Notice (such 10-day period, the “Acceptance Period”). If the Purchasers so elect to purchase any of the Available Shares, then, subject to the satisfaction of the conditions set forth in Article VII hereof, the Company shall sell such Available Shares to the Purchasers and the Purchasers shall purchase such Available Shares from the Company at a closing (the “Second Closing”) which shall take place on a date that is the fifth (5th) Business Day immediately following the later of: (x) the date on which the Company received the Acceptance Notice from the Purchasers, or (y) the date on which the conditions set forth in Article VII hereof (as applicable to the sale of the Available Shares), have been satisfied, other than any of those conditions which by their nature are to be satisfied at such Second Closing or which are waived pursuant to this Agreement (the “Second Closing Date”), unless another date is agreed upon by the Company and the Purchasers, in which case such other date shall be the Second Closing Date. If the Company does not receive an Acceptance Notice from the Purchasers prior to the expiration of the Acceptance Period, or receives a timely Acceptance Notice for less than all of the Available Shares, then the Purchasers’ right to purchase the Available Shares which they failed to elect to purchase shall automatically terminate upon the expiration of the Acceptance Period, without the necessity of any notice from or action by the Company.

(c) If the Purchasers have elected, in accordance with the provisions of Section 2.3(b) above, to purchase any of the Available Shares then, wherever the terms “Closing”, Closing Date” and “Purchased Shares” appear in any of Article III, Article IV, Article V, Article VI, Article VII, Article IX or Article X below, such terms shall mean, respectively, the “Second Closing”, the “Second Closing Date” and such “Available Shares” solely for or in connection with the consummation of the sale and purchase of such Available Shares, unless the context in any of such Articles of this Agreement clearly indicates otherwise.

ARTICLE III

CLOSING DELIVERIES

3.1 Company Deliveries at Closing. At the Closing, the Company shall execute, or shall deliver to each Purchaser, the following documents and instruments:

(a) Common Stock Certificates. One or more Common Stock Certificates to evidence the ownership by each Purchaser of the number of Purchased Shares being purchased by it pursuant to this Agreement (as the same may have been adjusted pursuant to Section 2.2 above), endorsed with restrictive legends(s) substantially in the form set forth in Section 9.1 below.

(b) Officers’ Certificate. A certificate executed by the President or Chief Financial Officer of the Company, in their capacities as such, certifying that

(i) the execution, delivery and performance of this Agreement by the Company have been approved by all requisite corporate action of the Company,

(ii) the representations and warranties of the Company set forth in Article IV hereof, as modified by the Company Disclosure Schedules, the SEC Reports or any of the Board Meeting Packages, are true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) as of the date hereof and as of the Closing Date, provided that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing, and except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, and

(iii) the Company has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Good Standing Certificates. Good Standing Certificates issued by the Office of the Secretary of State, or similar office, of each jurisdiction in which the Company and the Bank are qualified to do business and dated not more than five (5) Business Days preceding the Closing Date, certifying that each of the Company and the Bank is in good standing in such jurisdiction

(d) Registration Rights Amendment. The Registration Rights Amendment substantially in the form of Exhibit B to this Agreement.

(e) Other Transaction Documents. The Other Transaction Documents required to be executed and delivered by the Company, each duly executed by it, and such other documents relating to the transactions contemplated by this Agreement as the Purchasers or their counsel may reasonably request.

(f) Receipt. A receipt or cross receipt executed by an officer of the Company confirming its receipt of the Aggregate Purchase Price paid in cash by each Purchaser for the Purchased Shares it purchases hereunder.

3.2 Deliveries of the Purchasers. At the Closing, each Purchaser shall have paid to the Company the Aggregate Purchase Price, in same day funds, of the Purchased Shares it is purchasing hereunder, by wire transfer of funds to an account designated by the Company, and each such Purchaser shall execute and/or deliver, or cause to be delivered, to the Company:

(a) Officers’ Certificate. A certificate executed by an officer or general partner of each Purchaser, in their capacities as such, certifying that:

(i) the representations and warranties of the Purchaser set forth in Article V hereof are true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) as of the Closing Date, except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and

(ii) the Purchaser has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(b) Receipt. A receipt or cross receipt executed by such Purchaser, confirming its receipt of the Common Stock Certificate(s) issued in the name of such Purchaser.

(c) Registration Rights Agreement Amendment. The Registration Rights Amendment.

(d) Other Transaction Documents. The Other Transaction Documents required to be executed and delivered by the Purchasers, duly executed by them, and such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Purchaser that as of the date hereof, the statements contained in this Article IV are true and correct, except as specified in such representation or warranty or as otherwise set forth in (i) the Company Disclosure Schedules, or (ii) SEC Reports (other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures included therein to the extent that they are forward-looking in nature) or (iii) any of the Board Meeting Packages (as defined above), or (iv) as otherwise Previously Disclosed; provided, however, that, with respect to the SEC Reports, for any such disclosure to be effective, the relevance of such SEC Report to the representations and warranties in this Article IV must be reasonably apparent. The disclosure of any information in the Company Disclosure Schedules, the SEC Reports or any Board Meeting Package shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

No later than three (3) Business Days prior to the Closing Date, the Company shall supplement or amend the Company Disclosure Schedules identified in this Article IV in writing with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules or in the representations and warranties of the Company herein which have been rendered inaccurate by such matter, including any information disclosed in an SEC Report after the Date of this Agreement (the “Company Update(s)”); provided, however, that with respect to any matters that constitute a Material Adverse Effect, the required Company Update shall be given promptly after the Company has Knowledge of the matter rather than three (3) Business Days prior to the Closing. In any event, if any Company Update is made and discloses matters that constitute a Material Adverse Effect that was not Previously Disclosed and the Purchasers have not, in their reasonable discretion, had an adequate opportunity to review and investigate the matter disclosed as of the scheduled Closing Date, or the Parties have not come to a resolution with respect thereto, notwithstanding any other provision of this Agreement to the contrary, the Purchasers may postpone the Closing for up to ten (10) Business Days. In the event that an individual Company Update or more than one Company Update in the aggregate constitute(s) a Material Adverse Effect, each of the Purchasers may, in their separate election, notify the Company in writing that it is terminating the Agreement under Section 10.1(c) provided that any terminating Purchaser delivers such notice not later than ten (10) Business Days after receipt of the last of the applicable Company Update(s). Upon timely delivery of a Purchaser’s proper notice to the Company of its election to terminate the Agreement pursuant to the immediately preceding sentence, all duties and obligations of the Company and the terminating Purchaser under this Agreement shall terminate and be null and void ab initio. In the event the Closing occurs, the relevant representations and warranties of the Company to which the Company Updates relate shall be amended to the extent set forth in the Company Updates and such Company Updates will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant which would have existed if Company had not provided such Company Updates.

Subject to the two immediately preceding paragraphs, as of the date of this Agreement (except to the extent any of the following representations and warranties expressly relates to a specific date and/or time, in which case the representation and warranty shall relate only to that specific date and/or time), the Company represents and warrants to each Purchaser as follows:

4.1 Organization of the Company and the Bank.

(a) The Company is a corporation duly organized, incorporated, validly existing and in good standing under the laws of California, and is a registered bank holding company under the BHCA. The Company has only one consolidated Subsidiary, which is the Bank, and two unconsolidated Subsidiaries, which are grantor trusts that issued trust preferred securities on the Company’s behalf. The Bank has been duly organized, and is incorporated, validly existing and in good standing under the laws of California. The Bank is a California state chartered bank and is duly licensed by the DFI as a commercial bank and is a member of the Federal Reserve System and its deposits are insured by the FDIC as set forth in FDIC regulations. Each of the Company and the Bank has the requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective businesses as they are now being conducted. Each of the Company and the Bank is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(b) The copies of the Company’s Articles of Incorporation, as amended (the “Company Articles”), and Bylaws, as amended (the “Company Bylaws”), that are listed as exhibits to the Company’s 2011 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Articles or Bylaws. True and complete copies of all minute books of the Company and of the Bank, containing minutes of meetings held and material actions taken by their respective Boards of Directors or any committees thereof during the period from July 1, 2012 to the date hereof, have been made available by the Company to the Purchasers. All material actions of the Boards of Directors or any committees thereof of the Company and the Bank taken during such period are reflected in such books.

4.2 Corporate Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Other Transaction Documents to which it is a party, to sell and issue the Purchased Shares and to carry out and perform its obligations under this Agreement and such Other Transaction Documents. The Company’s board of directors has duly approved and authorized the execution and delivery of and the performance by the Company of its obligations under this Agreement and the Other Transaction Documents to which it is a party. No other corporate proceedings on the part of the Company are and, except as may otherwise be set forth in Section 4.2 of the Company’s Disclosure Schedules, no approval of the Company’s shareholder is necessary to approve and authorize the execution and delivery of this Agreement and the Other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, as applicable. Each of this Agreement and the Other Transaction Documents to which the Company is a party constitutes (or at the Closing will constitute, as applicable) a valid and legally binding obligation of the Company, which is or will be (as the case may be) enforceable against it in accordance with its terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

4.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.2 or Section 4.3(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement, and the Other Transaction Documents to which it is a party, does not and the performance of this Agreement by the Company will not (i) conflict with or violate any provision of the Company Articles or the Company Bylaws or the Articles of Incorporation or the Bylaws of the Bank, (ii) conflict with, or breach or violate any Applicable Law or Company Material Contracts (assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) of the Company Disclosure Schedules have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired) or (iii) require any consent or approval under, result in any breach of or any loss of any material benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or the Bank or on the Purchased Shares pursuant to any contract or other agreement to which the Company or the Bank is a party or to which the Company or the Bank or any of their respective assets are subject, or any the Company Permit, except, in the case of clauses (ii) and (iii) above in this Section 4.3(a), for any such conflicts, violations, breaches, losses, defaults or failures to obtain any consents or approvals or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(b) Except for those consents, approvals, authorizations, permits or notifications set forth in Section 4.3(b) of the Company Disclosure Schedules, the execution and delivery of this Agreement and the Other Transaction Documents does not, and the performance of this Agreement and the Other Transaction Documents by the Company will not, require the Company or the Bank to obtain any consent, approval, authorization or permit of, or to make any filing with or provide any notification to, any Governmental Entity.

4.4 Capitalization of the Company.

(a) Authorized and Outstanding Capital Stock of the Company. As of the date hereof, the authorized capital stock of the Company consists of (a) 2,000,000 shares of the Preferred Stock, no par value per share, and (b) 85,000,000 shares of the Common Stock, no par value per share. As of the date hereof, (i) 155,000 shares of Preferred Stock, designated as the Series A Convertible 10% Cumulative Preferred Stock, are authorized, of which none are issued or outstanding; (ii) 190,000 shares of Preferred Stock, designated as the Series B-1 Convertible 8.4% Noncumulative Preferred Stock (the “Series B-1 Shares”) are authorized, of which 37,000 Shares are outstanding, (iii) 110,000 shares of Preferred Stock, designated as the Series B-2 Convertible 8.4% Noncumulative Preferred Stock (the “Series B-2 Shares”) are authorized, of which 75,000 shares are outstanding, (iii) 300,000 shares of Preferred Stock, designated as Series C Convertible 8.4% Noncumulative Preferred Stock (the “Series C Shares”) are authorized, of which 12,803 shares are outstanding, and (iv) 16,677,419 shares of Common Stock are validly issued and are outstanding. Aside from the Preferred Stock described in the immediately preceding clauses (i), (ii) and (iii), no other shares of Preferred Stock are designated or outstanding. All of such outstanding shares of Preferred Stock and Common Stock are fully paid and nonassessable and, subject to the First Offer Rights set forth in each of the Investor Rights Agreements, are free of preemptive rights (and were not issued in violation of preemptive rights). No shares of the Preferred Stock or Common Stock are held in the treasury of the Company or by any of its Subsidiaries.

(b) Options, Warrants, Reserved Shares. As of the date hereof (i) 2,105,263 shares of Common Stock are reserved for issuance on conversion of Series B-1 Shares and Series B-2 Shares (collectively, the “Series B Shares”), (ii) 1,566,965 shares of Common Stock are reserved for issuance on exercise of currently outstanding Company Options under the Company shareholder-approved equity incentive plans (“Equity Incentive Plans”), (iii) 115,494 shares of Common Stock are available for future grants of Options or other equity awards under Company Equity Incentive Plans, and (iv) 761,278 shares of Common Stock are reserved for issuance on exercise of outstanding stock purchase warrants. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company’s capital stock or that of any of its Subsidiaries, except as set forth in the preceding sentence, the Investor Rights Agreements (as defined in Section 1.1 above), and except for the provisions of the Series C Certificate of Determination which provide that on certain sales or transfers of Series C Shares, such Shares will automatically convert into shares of Common Stock. Except as set forth in the Investor Rights Agreements, no shares of the Company’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor or the Company or any other person), pursuant to any agreement or commitment of the Company.

4.5 Capitalization of the Bank. As of the date hereof, the authorized capital stock of the Bank consists of (i) 10,000,000 shares of common stock, no par value, of which one hundred (100) shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, no par value, of which no shares are issued or outstanding. All of the issued and outstanding shares of the common stock of the Bank were validly issued and are fully paid, nonassessable and free of preemptive rights (and were not issued in violation of preemptive rights) and are owned by the Company free and clear of any Liens. No shares of Bank common stock are held in the treasury of the Bank. The Bank does not have any arrangements or commitments obligating it to sell or issue any shares of its capital stock or any securities convertible into or having the right to purchase any shares of its capital stock.

4.6 Valid Issuance of Purchased Shares. When issued and sold against receipt of the Aggregate Purchase Price therefor as provided in this Agreement, the Purchased Shares sold hereunder will be duly authorized and validly issued, fully paid and non-assessable, and, subject to accuracy of the representations and warranties of the Purchasers in Article V hereof, will be issued in compliance with applicable federal and state securities laws. The Purchased Shares will be free and clear of any Liens or encumbrances, other than (i) any Liens or encumbrances created by or imposed upon the holders through any action of the Purchasers and (ii) restrictions on transfer under state and/or federal securities laws or the Amended Registration Rights Agreement. Except as set forth in this Agreement, the Investor Rights Agreements, and the Amended Registration Rights Agreement, the Purchased Shares sold hereunder will not be subject to any preemptive rights, rights of first refusal or restrictions on transfer.

4.7 Offering of the Purchased Shares. Subject in part to, and assuming the accuracy of, the representations and warranties made by the Purchasers in Article V hereof, the offer and sale of the Purchased Shares to the Purchasers pursuant to this Agreement will be exempt from the registration and prospectus delivery requirements of the Securities Act, and the securities registration and qualification requirements of the applicable securities laws of the states in which the Purchasers are resident based upon their addresses set forth on Exhibit A hereto.

4.8 Absence of Certain Changes. Since December 31, 2011, except as specifically contemplated by, or as disclosed in, this Agreement, the SEC Reports, Section 4.8 of the Company Disclosure Schedule or in any of the Board Meeting Packages, each of the Company and its Subsidiaries has conducted its business in, and has not engaged in any material transaction other than according to, the usual and ordinary course consistent with past practice and, since such date, there has not been:

(a) any Material Adverse Effect with respect to the Company or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2012) which, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company;

(b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or the Bank, whether or not covered by insurance;

(c) any material change in any method of accounting, accounting principles or accounting practice by the Company or the Bank except as may be required by GAAP or any Regulatory Authority;

(d) any material increase in the compensation payable or that could become payable by the Company or the Bank to officers or other management employees whose base salaries exceed $100,000 per year or any amendment of any of the Benefit Plans, other than (i) increases or amendments in the ordinary and usual course consistent with past practice, (ii) increases or amendments approved by the Board of Directors of the Company or the Bank between July 1, 2012 and the date hereof, or (iii) pursuant to any employment agreements already in existence prior to the date hereof that the Company or any of its Subsidiaries has with any such officers or other management employees;

(e) any revaluation of any portion of its assets, properties or businesses, except as may be required by GAAP or any Regulatory Authority;

(f) any agreement or commitment by the Company or the Bank to do any of the foregoing, unless otherwise permitted herein.

The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent.

4.9 SEC Reports; Financial Statements; Regulatory Reports. Except as may otherwise be set forth in Section 4.9 of the Company Disclosure Schedules or in any of the Board Meeting Packages:

(a) The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents and filings required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2012. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Each SEC Report (i) as of the time it was filed (or if subsequently amended, when amended), complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and (ii) did not, at the time it was filed (or if subsequently amended or superseded by an SEC Report, then, on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company’s 2011 10-K and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (the “Company Consolidated Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or as may have been required by regulatory accounting principles applicable to the Company or the Bank) or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such Company Consolidated Financial Statements fairly presented, in all material respects, the consolidated financial position, results of operations, cash flows and shareholders’ equity of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited financial statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to the Company and its consolidated Subsidiaries taken as a whole).

(c) The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market, except where the failure to be in such compliance would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(d) Each required form, report and document filed with the SEC since January 1, 2012 by the Company that contained Company Consolidated Financial Statements was accompanied by the certifications required to be filed or furnished by the Company’s chief executive officer (“CEO”) and chief financial officer (“CFO”) pursuant to the Sarbanes-Oxley Act and, except as otherwise set forth in its SEC Reports or in Section 4.9(e) of the Company Disclosure Schedule, at the time of filing or submission of each such certification, such certification was true and accurate and complied in all material respects with the Sarbanes-Oxley Act, and except as may have been set forth in such reports or other filings, did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act and has not been modified or withdrawn. Since January 1, 2012, the Company is and has been in compliance in all material respects with any and all other applicable requirements of the Sarbanes-Oxley Act that were effective as of that date and made applicable to the Company. Neither the Company nor any of its officers has received a notice in writing from any Governmental Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. Reference is hereby made to, and there is incorporated herein by this reference, the certifications of the Company’s CEO and CFO contained in the Company’s 2011 10-K regarding the Company’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Exchange Act). During the twelve months prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of the Company or any of its Subsidiaries.

(e) Since January 1, 2012, each of the Company and the Bank has timely filed all material documents and reports relating to each of the Company and its Subsidiaries required to have been filed with FRB, the FDIC, the DFI or any other Governmental Authority having jurisdiction over the Company’s or the Bank’s business or operations (each a “Regulatory Authority” and collectively, the “Regulatory Authorities”). All such reports conform or will conform in all material respects with the requirements promulgated by such Regulatory Authorities and as of their respective dates, such documents and reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.10 Litigation. Except as and to the extent disclosed in SEC Reports filed prior to the date of this Agreement, Section 4.10 of the Company Disclosure Schedule, or any of Board Meeting Packages (a) there are no suits, claims, actions, proceedings or investigations pending, or to the knowledge of the Company threatened, against the Company or the Bank (including their directors and executive officers in their capacity as directors or officers of the Company or the Bank) or for which the Company or the Bank is obligated to indemnify a third party, the outcome of which is expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company and

(b) neither the Company nor the Bank is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding that has had or is expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. There is no suit, claim, action, proceeding or investigation pending, or to the knowledge of the Company threatened, against the Company or the Bank (including their directors and executive officers in their capacity as directors or officers of the Company or the Bank) that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, any transaction contemplated by this Agreement.

4.11 Permits; Compliance with Applicable Laws.

(a) Each of the Company and the Bank is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business substantially as it is being conducted as of the date hereof (collectively, the “Company Permits”), and all such the Company Permits are valid, and in full force and effect, and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits are not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company or the Bank.

(b) Except as may otherwise be set forth in Section 4.11(b) of the Company Disclosure Schedule or in any of the Board Meeting Packages, or otherwise Previously Disclosed to any manager of the Carpenter Fund Manager GP, LLC, neither the Company nor the Bank (i) is, and since January 1, 2012 was, in default or violation of (A) any the Company Permits or (B) any Applicable Laws applicable to the Company or the Bank or by which any property or asset of the Company or the Bank is bound or affected, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, all other fair lending laws and other laws relating to discriminatory business practices, and the requirements set forth in the rules and regulations of the Federal Reserve Board, DFI and FDIC or (ii) has received written notice of any regulatory concerns regarding its compliance with the foregoing, except in each case for any such defaults or violations that are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(c) Except as may otherwise be set forth in Section 4.11(c) of the Company Disclosure Schedule or in any of the Board Meeting Packages, since January 1, 2012, neither the Company nor the Bank has received written notice of any regulatory concerns regarding its compliance with the Bank Secrecy Act or any related state or federal anti-money-laundering laws, regulations and guidelines, including without limitation with respect to those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers.

(d) The Company and the Bank have in place such procedures and policies as are, in the reasonable judgment of the Company’s management, necessary or appropriate to comply with Title III of the USA Patriot Act and, to the knowledge of the Company, are in material compliance with such procedures and policies.

(e) Other than customary and ordinary periodic examinations by federal and state regulatory agencies, including, without limitation, the FRB and DFI, or except as set forth in Section 4.11(e) of the Company Disclosure Schedule, the SEC Reports or any of the Board Meeting Packages, no investigation or review by any Governmental Entity with respect to the Company or the Bank is pending, or to the knowledge of the Company is threatened, nor has the Company nor the Bank received since January 1, 2012 any notification or communication in writing from any Governmental Authority (A) asserting that the Company or the Bank is not in compliance, in any material respect, with any of the Applicable Laws which such Governmental Authority enforces or (B) threatening to revoke any the Company Permit (nor, to the Company’s knowledge, do any grounds for any of the foregoing exist).

4.12 Labor and Other Employment Matters.

(a) Each of the Company and the Bank is in compliance with all Applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings and wages and hours, except for instances of non-compliance that do not and are not expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor the Bank is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Bank, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or the Bank. There is no material labor dispute, strike, slowdown or work stoppage against the Company or the Bank pending against, or to the knowledge of the Company, threatened against the Company or the Bank. To the Company’s knowledge, no employee of the Company or the Bank is, in any material respect, in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant with the Company, the Bank or to a former employer relating to the right of any such employee to be employed by the Company or the Bank because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) All employment agreements and any Severance Agreements or Change in Control Agreements that the Company or the Bank has with any of its directors, officers, employees or consultants are listed, described or included in the SEC Reports or in Section 4.12 of the Company Disclosure Schedules. Neither the execution and delivery of this Agreement or the Other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, as applicable, by the Company or the Bank will (A) result in any payment by the Company or the Bank or the increase of such payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director, officer, employee or consultant of the Company or the Bank, (B) significantly increase any benefits otherwise payable to any such director, officer, employee or consultant, (C) result in any acceleration of the time of payment or vesting of or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits, under or pursuant to any such employment agreements or Severance or Change in Control Arrangements, or (D) result in payments under any Severance or Change in Control Arrangements that the Company or Bank has with any of its directors, officers, employees or consultants which would not be deductible under Section 162(m) or Section 280(G) of the Code. No individual who is a party to any such employment agreement or a party to or covered by any such Severance or Change in Control Arrangements has terminated his or her employment or has been terminated since January 1, 2012, nor, to the Company’s knowledge, has any event occurred, other than the transactions contemplated by this Agreement and the Other Transaction Documents, that has given or could reasonably be expected to give rise to a severance obligation on the part of the Company under any such agreement or arrangement.

4.13 Transactions with Interested Persons. Except as disclosed in the SEC Reports or Section 4.13 of the Company Disclosure Schedule, or in any of the Board Meeting Packages, no executive officer or director of the Company or the Bank nor, to the knowledge of the Company, any member of the immediate family or any affiliate of any such executive officer or director is presently a party to any transaction with the Company or the Bank of the type or involving an amount that requires such transaction to be disclosed pursuant to Item 404 of Regulation S-K (other than the transactions contemplated by this Agreement and the Other Transaction Documents). Except as disclosed in Section 4.13 of the Company Disclosure Schedule or in any of the Board Meeting Packages, between July 1, 2012 and the date of this Agreement, neither the Company nor the Bank has any transactions with affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

4.14 Loan Portfolio and OREO.

(a) Except as may be otherwise set forth in any of the Board Meeting Packages and subject to exceptions that would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company or the Bank, (i) each Loan in the Bank’s loan portfolio as of September 30, 2012 is evidenced by notes, agreements or other evidences of Indebtedness that are true, genuine and what they purport to be and are the legal, valid and binding obligations of the respective obligors named therein, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, and (ii) each Loan in the Bank’s loan portfolio as of September 30, 2012, to the extent carried on the books and records as a secured Loan, is secured by valid Liens which have been perfected, except for Loans not secured by a deed of trust or mortgage that would not individually or in the aggregate have a Material Adverse Effect with respect to the Company or the Bank. Except as disclosed in Section 4.14 of the Company Disclosure Schedule or in any of the Board Meeting Packages, and subject to exceptions that would not individually or in the aggregate have a Material Adverse Effect with respect to the Company or the Bank, since January 1, 2012 no Person has made a written demand or written request on the Company or the Bank that either of them repurchase a Loan sold or transferred by the Company or the Bank.

(b) Except as disclosed in Section 4.14(b) of the Company Disclosure Schedule or in any of the Board Meeting Packages, to the knowledge of the Company, neither the Company nor the Bank has contingent liabilities for the potential repurchase of loans sold to any third party that, either individually or in the aggregate, exceeds $1,000,000.

4.15 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company and except as may otherwise be disclosed in any of the Board Meeting Packages:

(a) Each of the Company and the Bank (i) is, and since January 1, 2012 has been (except with respect to matters that have been fully and finally settled or resolved), in material compliance with, and is not subject to any material liability with respect to, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct its current operations, and (iii) is, and since January 1, 2012 has been (except with respect to matters that have been fully and finally settled or resolved), in material compliance with its respective Environmental Permits.

(b) Since January 1, 2012, neither the Company nor the Bank has received any written notice, demand, letter, claim or request for information alleging that the Company or the Bank may be in violation of, or liable under, any Environmental Law.

(c) Since January 1, 2012, neither the Company nor the Bank (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(d) None of the real property owned or leased by the Company or the Bank is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the Company’s knowledge, there are no past or present conditions, circumstances, or facts that are reasonably expected to (i) interfere with or prevent continued compliance by the Company or the Bank with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any material liability or other material obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company or the Bank based on or related to any Environmental Law which, if adversely determined against the Company or the Bank, would have a Material Adverse Effect on the Company.

4.16 Properties. Each of the Company and the Bank has good title to or a valid leasehold interest in all of its properties and assets free of any Liens except for Permitted Liens, and, in the case of a leasehold interest, the terms, conditions and restrictions of the lease to which it is subject, except where the failure to have such title or leasehold interests would not have, either individually or in the aggregate, a Material Adverse Effect on the Company or the Bank.

4.17 Accounting Records; Data Processing.

(a) The Company and the Bank maintain records that fairly reflect, in all material respects, its material transactions and dispositions of material assets and the Company maintains a system of internal accounting controls, policies and procedures that has been designed to insure that (i) such transactions are executed in accordance with management’s general or specific authorization, (ii) such transactions are recorded in conformity with GAAP and in such a manner as to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets and liabilities is compared with existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any material differences, and (v) records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

(b) The data processing equipment, data transmission equipment, related peripheral equipment and software used by the Company or the Bank in the operation of their respective businesses (including any disaster recovery facility) to generate and retrieve such records (whether owned or leased by the Company or the Bank, or provided under any agreement or other arrangement with a third party for data processing services) are adequate for the current data processing needs of the Company and the Bank.

4.18 Insurance. The Company and the Bank are insured with reputable insurers under policies of insurance covering such risks and in such amounts as are prudent in accordance with prevailing banking industry practices.

4.19 Risk Management Instruments, Derivatives and Equity Securities.

(a) Except as listed in Section 4.19 of the Company Disclosure Schedule, the SEC Reports or any of the Board Meeting Packages, neither the Company nor the Bank (i) is a party to or has agreed to enter into any Derivative Instruments, interest rate swaps, caps, floors, collars, option agreements, exchange traded or over-the-counter equity or (ii) owns any securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives.”

(b) Neither the Company, the Bank, nor to the knowledge of the Company, any other party thereto, is in breach, violation or default of any material obligations under such agreement or arrangement, which, individually or in the aggregate, have had or are reasonably expected to have a Material Adverse Effect with respect to the Company.

4.20 Other Activities of the Company and the Bank. The Company engages, and since January 1, 2012 has engaged, only in activities permissible under the BHCA and applicable Federal Reserve Board regulations. The Bank engages, and since January 1, 2012 has engaged, only in activities permissible under applicable California Financial Code and Federal Reserve Board and FDIC regulations.

4.21 Confidentiality. Each of the Company and the Bank maintains adequate safeguards to protect and maintain the confidentiality of the non-public personally identifiable information of its customers and consumers in accordance with the GLB Act and other Applicable Laws and has maintained the confidentiality of its customer lists, and has not granted to any third parties any rights to use such customer lists, including, without limitation, for purposes of soliciting the Bank’s customers or consumers.

4.22 Exchange Act Registration, NASDAQ. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the NASDAQ Global Select Market and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Global Select Market, nor has the Company received any notification that the SEC, the NASDAQ Global Select Market, or any Governmental Authority is contemplating terminating such registration or listing.

4.23 Mortgage Banking Business. Except as has not had and would not have a Material Adverse Effect or as may otherwise be set forth in Section 4.23 of the Company Disclosure Schedule or in any of the Board Meeting Packages, or as otherwise Previously Disclosed to any manager of the Carpenter Fund Manager, to the knowledge of the Company:

(a) The Company and the Bank have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loans originated, purchased or serviced by the Company or the Bank since January 1, 2012 has satisfied in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the obligations of the Company or the Bank relating to mortgage loans set forth in any agreement between the Company or the Bank and any Mortgage Finance Agency, Loan Investor or Insurer (as such terms are hereinafter defined), (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Mortgage Finance Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan, except for failure to comply or satisfy that have not had and are not reasonably expect to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) No Mortgage Finance Agency, Loan Investor or Insurer has (i) made a claim in writing to the Company or the Bank that either of them has violated or has not complied in any material respects with the applicable underwriting standards with respect to mortgage loans sold by the Company or the Bank to a Loan Investor or Mortgage Finance Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing any material restrictions on the activities (including commitment authority) of the Company or the Bank, (iii) sought to have the Company or the Bank repurchase a mortgage loan, or (iv) indicated in writing to the Company or the Bank that it has terminated or intends to terminate its relationship with the Company or the Bank for poor performance, poor loan quality or concerns with respect to the Company’s or the Bank’s compliance with applicable laws except, in each case, for any instances that, either individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 4.23(b) of the Company Disclosure Schedules, neither the Company nor the Bank has any contingent liabilities for the potential repurchase of mortgage loans sold to any third party which, either individually or in the aggregate, exceeds $2,000,000.

(c) For purposes of this Section 4.23:

(i) “Mortgage Finance Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) authority to determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

(ii) “Loan Investor” shall mean any person (including a Mortgage Finance Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or the Bank or a security backed by or representing an interest in any such mortgage loan; and

(iii) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary, including, the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

4.24 No General Solicitation; Placement Agent’s Fees. Neither the Company, the Bank nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Purchased Shares. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Purchaser or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. Neither the Company nor the Bank has engaged any placement agent, broker or other agent in connection with the sale of the Purchased Shares.

4.25 No Integrated Offering. The Company has not sold or issued and will not sell or issue any securities that would be integrated with the offering of the Purchased Shares contemplated by this Agreement pursuant to the Securities Act and the rules and regulations or the interpretations thereunder of the SEC.

4.26 Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Purchased Shares to each Purchaser hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

4.27 U.S. Real Property Holding Corporation. The Company is not, has never been, and does not contemplate becoming a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company shall so certify upon any request by any Purchaser.

4.28 Off Balance Sheet Arrangements. Except as otherwise set forth in Section 4.28 of the Company Disclosure Schedules or in any of the Board Meeting Packages, there is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its SEC Reports and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect with respect to the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser hereby represents and warrants, severally and not jointly, to the Company, as of the date hereof, the statements contained in this Article V hereof are true and correct, except as otherwise set forth in the corresponding sections or subsections of the Purchasers’ Disclosure Schedules:

5.1 Authorization; Corporate/Limited Liability Company/Partnership Power. Such Purchaser is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as the case may be) and has all requisite corporate, limited liability company or partnership (as the case may be) power and authority to execute and deliver this Agreement, to purchase the Purchased Shares it has agreed to purchase hereunder and to carry out and perform its obligations under the terms of this Agreement and the transactions contemplated hereby. Such Purchaser’s board of directors or other governing body (as the case may be) has duly approved and authorized the execution and delivery of and the performance by such Purchaser of its obligations under this Agreement. No other corporate, limited liability or partnership proceedings (as the case may be) on the part of such Purchaser are necessary to approve and authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement (assuming this Agreement is a legally valid and binding obligation of the Company) constitutes a valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

5.2 Agreement Not in Contravention; Consents.

(a) The execution, delivery and performance of this Agreement, the Amended Investors Rights Agreement and the Amended Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby by such Purchaser do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate, or cause the modification, termination or acceleration of, any right, benefit or Liability under, (v) result in the creation of any Lien upon the properties or assets of such Purchaser under, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority or any other Person, under the provisions including but not limited to (w) any provision of the articles of incorporation, partnership agreements, bylaws, the articles of formation, operating agreement or any other governing instruments of such Purchaser or its general partners or managers, (x) any contracts or agreements to which such Purchaser or its general partners or managers or any of their respective assets are subject or bound, (y) any material License or (z) any law, rule or regulation applicable to such Purchaser, or any judgment, order or decree or other restriction of any Governmental Authority by which such Purchaser or its general partners or managers are bound or subject (except where such conflict, breach, default, violation, modification, termination, or acceleration, or failure to obtain any authority, consent, approval, exemption or other action or to give any notice or make any policy would not, either individually or in the aggregate, materially adversely affect the ability of such Purchaser to consummate the transactions contemplated by this Agreement and the Other Transaction Documents).

(b) No approval, consent or other action by, notice to, or registration or filing with, any Person is necessary for such Purchaser to enter into this Agreement or for it to perform its obligations hereunder without a violation of any law, rule or regulation applicable to such Purchaser (except where failure to obtain any approval or consent, or to give any notice or make any filing would not, either individually or in the aggregate, materially adversely affect the ability of such Purchaser to consummate the transactions contemplated by this Agreement and the Other Transaction Documents.

5.3 Purchase for Own Account. The Purchased Shares to be purchased by such Purchaser hereunder will be acquired for investment and only for such Purchaser’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Purchaser has no present intention of publicly selling, granting, any participation in, or otherwise distributing the same; provided, that, by making the representations herein, other than as set forth herein, such Purchaser does not agree to hold any of the Purchased Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Purchased Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration (provided that such Purchaser complies with the conditions thereof) and in compliance with applicable federal and state securities laws.

5.4 Disclosure of Information. Such Purchaser or its officers or other representatives, acting on its behalf, have received or have had full access to all the information which it or they considered necessary or appropriate to make an informed investment decision with respect to the purchase of the Purchased Shares and the execution and delivery of this Agreement by it. Such Purchaser or its officer or other representative have had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Shares and the Company and the Bank and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Purchaser or its officers or other representatives to which they or any of them had access.

5.5 Investment Experience. Such Purchaser understands and agrees as follows: (i) the Purchased Shares have not been registered under the Securities Act or under any state securities laws, (ii) such Purchased Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations and warranties of the Purchasers contained in this Agreement, and (iii) the purchase of the Purchased Shares by such Purchaser involves substantial risks. Such Purchaser is an experienced investor, having heretofore invested in a number of banks and bank holding companies, and such Purchaser further acknowledges and represents that: (x) it is able to fend for itself, can bear the economic risk of its investment in the Purchased Shares and has such knowledge and experience in financial or business matters that such Purchaser is capable of evaluating the merits and risk of this investment and/or (y) has a preexisting personal or business relationship, either directly through its officers, directors, managers or general partner, with the Company or its directors, executive officers or controlling persons of a nature and duration that enable such Purchaser to be aware of the character, business acumen and financial circumstances of such persons.

5.6 Accredited Purchaser Status. Such Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, as amended.

5.7 Restricted Securities. Such Purchaser understands and agrees as follows: (i) the Purchased Shares constitute “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering, (ii) subject to limited exceptions, the Purchased Shares may be not resold, disposed of or transferred, in whole or in part, without registration under the Securities Act, and (iii) such Purchaser must bear the economic risk of this investment indefinitely unless the Purchased Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Such Purchaser understands that (x) the Company has no present intention of registering the Purchased Shares except as described in the Amended Registration Rights Agreement and (y) there is no assurance that any exemption from registration under Securities Act will be available and that, even if available, such exemption may not allow the Purchaser to transfer all or any portion of its Purchased Shares under the circumstances, in the amounts or at the times such Purchaser might propose and, nevertheless, such Purchaser is willing to accept and assume such risks. Such Purchaser is aware of the provisions of Rule 144 of SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act on the Purchased Shares.

5.8 Residence. If a Purchaser is a partnership, corporation, limited liability company or other entity, then such Purchaser resides in the office or offices of such Purchaser in which its investment decision was made, which is located at the address or addresses of such Purchaser set forth on Exhibit A hereto.

5.9 Brokers’ and Finders’ Fees. Neither such Purchaser, nor its officers, general partners, managers or any other person on its behalf, has incurred, and none of them will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

5.10 Availability of Funds. On the Closing Date, each Purchaser will have cash in an amount sufficient to pay the Aggregate Purchase Price of the Purchased Shares it is purchasing pursuant to this Agreement.

ARTICLE VI

COVENANTS

6.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company and each of the Purchasers agrees to use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under Applicable Laws, so as to enable the Company to issue and sell and the Purchasers to purchase, the Purchased Shares and to consummate the other transactions contemplated hereby which are required to be performed prior to or at the Closing Date, including the satisfaction of the conditions set forth in this Agreement, and the parties shall cooperate fully with each other to that end; provided that, for purposes of this Section 6.1, “commercially reasonable best efforts” shall not require any Purchaser to comply with any condition of any Regulatory Authority that such Purchaser sell, transfer, dispose of, divest or otherwise encumber, or hold separate, before or after the Closing, of any material assets, licenses, operations, rights, product lines, businesses or interest therein of such Purchaser (or any of such Purchaser’s Subsidiaries or Affiliates).

6.2 Carpenter Funds’ Application for Regulatory Approval. The Carpenter Funds shall within five (5) Business Days of the date of this Agreement prepare and file or cause to be filed all necessary applications, notices, filings, and submissions with any Regulatory Authorities concerning the purchase of the Purchased Shares or the consummation of any of the transactions contemplated by the Other Transaction Documents as may be required under (A) the BHCA, (B) the California Financial Code, or (C) any other applicable law; provided, that the Company shall reasonably cooperate with the Carpenter Funds in connection with the preparation and making of all such filings. The Carpenter Funds shall use their reasonable best efforts as soon as reasonably practicable following the date of this Agreement to receive from any Regulatory Authorities or any other Governmental Entity any approvals or consents required by the Carpenter Funds, or any of their Affiliates (“Carpenter Regulatory Approvals”), or to avoid or cause to be withdrawn or terminated, without prejudice to the parties, any action or proceeding by any Regulatory Authority of other Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the purchase by the Carpenter Funds of the Purchased Shares, and the consummation of the other transactions contemplated hereby or by any of the Other Transaction Documents.

(a) In addition, the Purchasers shall:

(i) provide the Company, concurrently with the filing or submission or receipt thereof, a true, correct and complete copy of (A) each of the foregoing Government Filings and any Government Filings that may be made by or on behalf of the Purchasers at any time hereafter, and (B) each communication (that is in written, digital or electronic form) submitted by or on behalf of any of the Purchasers to, or received from, any such Regulatory Authority, with respect or relating to this Agreement or any of the Other Transaction Documents, any of the transactions contemplated hereby or thereby, or any of the Purchasers’ Government Filings, except for any information in such Government Filings that includes confidential information concerning the Investors or regulatory communications that the Investors are not permitted to share with the Company; and

(ii) use their reasonable best efforts to keep the Company informed, on a timely basis, of all discussions between either of the Purchasers or any of their legal or other representatives and any of such Governmental Authorities with respect or relating to this Agreement, any of the Other Transaction Documents, any of the transactions contemplated hereby or thereby, or any of the Purchasers’ Government Filings made pursuant hereto.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to the Parties’ Obligations to Close. The respective obligations of each Party to consummate the transactions to be consummated pursuant to this Agreement on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived in writing, in whole or in part, to the extent permitted by Section 11.7 and Applicable Law.

7.2 Conditions Precedent to Consummation of this Agreement by All Parties.

(a) Approvals. All consents, approvals, filings and authorizations of any Governmental Entity or third party required to have been received by the Carpenter Funds, if any, pursuant to Section 6.2 shall have been received and no such consents, approvals or authorizations shall contain any conditions, restrictions or requirements which would reasonably be expected to materially and adversely affect or impose any burdensome conditions on any of the Parties hereto or that would, following the Closing Date, have a Material Adverse Effect with respect to Company or a material adverse effect on the ability of such Purchaser to consummate the transaction contemplated by this Agreement and the Other Transaction Documents.

(b) No Order; No Litigation. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or other order (in each case, whether temporary, preliminary or permanent) which is in effect and prevents or prohibits consummation of the transactions contemplated by this Agreement and no litigation or court or administrative proceeding shall be pending against any of the Parties by any Governmental Entity or third party seeking to restrain, enjoin, prevent or otherwise prohibit consummation of the transactions contemplated hereby.

(c) Asset Purchase Agreement. The Bank, as Seller, and the Asset Resolution Subsidiary, as Purchaser, shall have executed and delivered the Asset Purchase Agreement and no circumstances or conditions shall exist and no events shall have occurred which could reasonably be expected to prevent the Bank or the Asset Resolution Subsidiary from consummating the transactions contemplated by such Agreement.

7.3 Conditions Precedent to Consummation of this Agreement by the Purchasers.

(a) Representations and Warranties of the Company. The representations and warranties of the Company set forth in this Agreement shall have been true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) when made and as of the Closing Date, provided that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing and provided, further, that that this condition precedent shall be deemed to have been satisfied where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(b) Performance of Covenants by the Company. The Company shall have performed in all material respects all of its agreements and covenants in this Agreement required to be performed by it in order for the Parties to execute and deliver this Agreement and consummate the transactions contemplated hereby.

(c) NASDAQ Global Select Market. The Common Stock (A) shall be listed on the NASDAQ Global Select Market and (B) shall not have been suspended, as of the Closing Date, by the SEC or the NASDAQ Global Select Market from trading on the NASDAQ Global Select Market nor shall suspension by the SEC or the NASDAQ Global Select Market have been threatened, as of the Closing Date, either (1) in writing by the SEC or the NASDAQ Global Select Market or (2) by falling below the minimum listing maintenance requirements of the NASDAQ Global Select Market.

(d) Execution and Delivery of the Other Transaction Documents. The Company shall have executed and delivered at the Closing the Registration Rights Amendment, the Common Stock Certificates pursuant to Section 3.1(a), and the Officer’s Certificate referenced in Section 3.1(c) above.

(e) No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have been a Material Adverse Effect with respect to the Company and its Subsidiaries considered as a whole.

7.4 Conditions Precedent to Consummation of this Agreement by the Company.

(a) Representations and Warranties of the Purchasers. The representations and warranties of each of the Purchasers set forth in this Agreement shall have been true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) when made and as of the Closing Date; provided, however, that this condition precedent shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “material adverse effect” or similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not have, a material adverse effect with respect to the ability of such Purchaser to consummate the transactions contemplated by this Agreement and the Other Transaction Documents, or a material adverse effect on the availability of the registration exemption provided by Regulation D under the Securities Act for the offer and sale by the Company of the Purchased Shares pursuant to this Agreement; and provided, further, that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing.

(b) Performance of Covenants of Purchasers. Each of the Purchasers shall have performed, severally and not jointly, in all material respects all of its respective agreements and covenants in this Agreement required to be performed by it in order for the Parties to execute and deliver this Agreement and consummate the transactions contemplated hereby, including payment of the Aggregate Purchase Price of the Purchased Shares it is purchasing hereunder as provided in Section 3.2 hereof.

(c) Execution and Delivery of the Other Transaction Documents. Each Purchaser shall have executed and delivered all of the Other Transaction Documents required to be executed and delivered by it as provided in Section 3.2 hereof.

(d) Aggregate Purchase Price. The Company shall have received, in same day funds, from each Purchaser the Aggregate Purchase Price payable for the Purchased Shares which each such Purchaser has agreed to purchase hereunder, as set forth in Exhibit A hereto.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in Article IV of this Agreement (as modified by the Company Disclosure Schedules, the SEC Reports or any of the Board Meeting Packages referenced therein), and the Company’s indemnification obligations set forth below in this Article VIII, will survive the Closing for a period of one (1) year thereafter ending on the date which is the first anniversary of the Closing Date (the “One Year Survival Period Termination Date”); provided, however, that, notwithstanding the foregoing, the representations and warranties of the Company contained in Sections 4.1, 4.2, 4.4, 4.5 and 4.6, and Company’s indemnification obligations, as set forth in this Article VIII below, in respect of any and all breaches of those particular representations and warranties shall survive the Closing for a period of three (3) years thereafter ending on the date which is the third anniversary of the Closing Date (the “Three Year Survival Period Termination Date”).

8.2 Indemnification by the Company. On the terms and subject to the conditions and limitations set forth hereinafter in this Article VIII, the Company agrees to indemnify and hold harmless and defend the Purchasers, and their respective managers, general partners, officers, directors, employees and agents and each Person (other than the Company and the Bank), if any, who controls, or is under the control of, any of the Purchasers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, including the Purchasers, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all Losses that are incurred by the Indemnified Parties that are caused directly by or result directly from any inaccuracy in or breach of any representation or warranty of the Company contained in Article IV of this Agreement, as the same may have been modified by the Company Disclosure Schedules, SEC Reports or any of the Board Meeting Packages, provided, however, that the Company shall not be obligated to indemnify any of the Indemnified Parties for such portion of any actual or threatened claims or actual Losses to the extent attributable to the acts, errors or omissions on the part of any of the Indemnified Parties.

8.3 Maximum Liability of the Company. Notwithstanding anything to the contrary that may be contained in this Article VIII or elsewhere in this Agreement, the maximum aggregate dollar amount of Losses for which the Company shall have liability to the Purchasers and the other Indemnified Parties, whether pursuant to this Article VIII or otherwise, for any and all breaches by the Company of its representations and warranties contained in Article IV shall not exceed an amount equal to Fifty percent (50%) of the Aggregate Purchase Price paid by the Purchasers for the Purchased Shares pursuant to this Agreement; provided, however, that, notwithstanding the foregoing, the maximum aggregate dollar amount of Losses for which the Company shall have liability to the Purchasers and the other Indemnified Parties in the case of any and all breaches by the Company of any or all of its representations and warranties contained in Sections 4.1, 4.2, 4.4, 4.5 and 4.6 of this Agreement, shall not exceed an amount equal the Aggregate Purchase Price paid by the Purchasers for the Purchased Shares pursuant to this Agreement.

8.4 Time Limits on Indemnification.

(a) Time Limit on Indemnification Obligations. Notwithstanding anything to the contrary that may be contained in this Article VIII or elsewhere in this Agreement, but subject to the limitations set forth in Section 8.3 above, the Company shall not have any liability to any Indemnified Party with respect to any Indemnification Claim arising out of or relating to breaches of any of the representations and warranties contained in Article IV hereof which is not asserted on or before the One-Year Survival Period Termination Date, except in the case of any Indemnification Claims arising out of or relating to any and all breaches of any of the representations and warranties contained Sections 4.1, 4.2, 4.4, 4.5 and 4.6 hereof, with respect to which the Company shall not have any liability for Losses that are the subject of any Indemnification Claims asserted after the Three Year Survival Period Termination Date.

(b) Pending Claims. Notwithstanding anything to the contrary contained above in Section 8.4(a), the occurrence of an applicable Survival Period Termination Date shall not affect any Indemnification Claim, or an Indemnified Party’s right to recover any Losses that are the subject of that Claim, if the Claims Notice (as hereinafter defined) with respect thereto had been given to the Company prior to whichever of the One Year Survival Period Termination Date or the Three Year Survival Period Termination Date is applicable to the alleged breach set forth in such Claims Notice (a “Pending Indemnity Claim”).

8.5 Procedures for Indemnification.

(a) Indemnification Claims. Following receipt from an Indemnified Party, of a Claims Notice asserting a claim for indemnification under this Article VIII (an “Indemnification Claim”) prior to the whichever of the One Year Survival Period Termination Date or the Three Year Survival Period Termination Date is applicable thereto, the Company shall have forty-five (45) days to make such investigation of the Indemnification Claim as the Company considers desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Company the material information relied upon by the Indemnified Party to substantiate its Indemnification Claim and such forty-five (45) day period shall not commence until such information has been provided to the Company. If the Indemnified Party and the Company agree, at or prior to the expiration of such forty-five (45) day period (or any mutually agreed upon extension thereof), to the validity of the Indemnification Claim and amount of the Losses that the Indemnified Party is entitled to recover in respect of such Indemnification Claim from the Company (the “Undisputed Amount”), the Company shall immediately pay to the Indemnified Party the Undisputed Amount, thereof together with interest, from the date the Claims Notice was received by the Company to the date of payment of such Undisputed Amount, at a rate equal to the then applicable U.S. Treasury Rate for short term Indebtedness.

(b) Third Party Claims. Subject to the applicable limitations set forth in Section 8.3 and Section 8.4 above, if any claim or demand is asserted or any action, suit or other proceeding is filed or brought against an Indemnified Party by any third party, in respect of which a right to indemnification under this Article VIII may apply (a “Third Party Claim”), the Indemnified Party shall promptly provide to the Company a Claims Notice with respect to such Third Party Claim, provided that a failure to provide such a Claims Notice to the Company in a prompt manner shall not preclude any indemnification under this Article VIII unless the Company is materially prejudiced by such failure or the Indemnification Claim is made after the applicable Survival Period Termination Date set forth in

Section 8.4 above. The Company, at its sole expense, shall have the right, exercisable by written notice to the Indemnified Party, given within fifteen (15) days after receipt of such Claims Notice, to assume, control, defend against, negotiate and otherwise deal with such Third Party Claim, with counsel reasonably acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld or delayed); provided, however, that the Company carries out such defense in a diligent and bona fide manner. The Indemnified Party may participate in the defense of any such Third Party Claim which the Company is defending as provided in this Section 8.5(b) with counsel selected by the Indemnified Party solely at the cost and expense of the Indemnified Party. If the Company does not assume or diligently conduct the defense of a Third Party Claim in accordance with this Section 8.5(b), or the assumption of the defense of the Third Party Claim by the Company is reasonably likely to materially prejudice the Indemnified Party, then the Indemnified Party shall have the right to control such defense at the cost and expense of the Company. The party controlling the defense of such Third Party Claim shall keep the other party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith the recommendations made by the other party with respect thereto. Neither the Indemnified Party nor the Company shall have the right to settle any Third Party Claim without the consent of the other, which consent shall not be unreasonably withheld or delayed. The Company and each Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

(c) Information Required in a Claims Notice. No Indemnification Claim asserted hereunder shall be effective and the Company shall have no liability under this Article VIII or otherwise with respect to such Claim, unless a written notice with respect thereto, which (i) identifies the facts or circumstances then known to the Indemnified Party that are alleged to give rise to such Indemnification Claim in reasonable detail and a good faith estimate of the Losses for which the Indemnified Party is seeking indemnification hereunder based on the facts and circumstances known to the Indemnified Party at the time such Indemnification Claim is made and (ii) is delivered to the Company prior to whichever of the One-Year or Three-Year Survival Period Termination Date is applicable thereto as set forth in Section 8.4(a) above (such written notice, a “Claims Notice”).

8.6 Other Provisions Applicable to Indemnification Claims.

(a) No Duplication of Indemnification Payments. All Indemnification Payments (as defined below) shall be calculated without duplication, including in any case in which (i) more than one of the Indemnified Parties seeks indemnification for the same Losses, or (ii) any events or circumstances giving rise to a breach of a particular representation or warranty contained in this Agreement also constitutes a breach of one or more other representations or warranties of the Company contained in contained in this Agreement.

(b) No Special, Consequential or Punitive Losses. Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, Losses shall not include, and the Company shall not be liable under this Agreement for, any lost profits or special, exemplary, consequential or punitive damages except awarded pursuant to a Third Party Claim.

(c) Corporate Obligation. The indemnification obligations of the Company hereunder are corporate obligations and in no event and under no circumstance shall any officer, director, employee, agent or representative of the Company or the Bank have any personal liability to any Purchaser or any of the Indemnified Parties under this Article VIII or otherwise.

(d) Insurance Proceeds. If an Indemnified Party receives any insurance proceeds with respect of or for any Losses for which it has theretofore been indemnified by the Company, the Indemnified Party shall forthwith reimburse the Company in an amount equal to the lesser of (i) the amount of such insurance proceeds, net of actual third party expenses incurred by the Indemnified Party, or (ii) the amounts paid by the Company to the Indemnified Party in respect of such Losses (“Indemnification Payments”). If such insurance proceeds are paid to the Indemnified Party prior to the time that the Company has made such Indemnification Payments, those insurance proceeds shall be credited against and to that extent shall reduce the amount of the Indemnification Payments that would otherwise be due hereunder by the Company to the Indemnified Party.

(e) Third Party Contribution or Reimbursement. Any Losses for which an Indemnified Party is determined to be entitled to indemnification hereunder shall be reduced by an amount equal to any contribution or other similar payment or reimbursement actually recovered or received by the Indemnified Party from any third Person with respect thereto.

(f) Certain Adjudications of Third Party Claims. If either (i) the Company is the prevailing party in any legal action, arbitration or other proceeding brought to adjudicate any Third Party Claim (a “Third Party Action”), or (ii) notwithstanding a ruling in any such Third Party Action that is adverse to the Company or the Bank or the Indemnified Parties, the findings of fact therein show or confirm that the Losses incurred by the Indemnified Parties arising out of the Third Party Claim were attributable to facts, circumstances, events, occurrences, actions or conduct that do not constitute or result in an inaccuracy in or breach of any representation or warranty of the Company contained in Article IV of this Agreement (as the same may have been modified by the Company Disclosure Schedules, SEC Reports or any of the Board Meeting Packages), then, notwithstanding anything to the contrary that may be contained elsewhere in this Article VIII, the Company shall not be obligated to indemnify the Indemnified Parties for any such Losses and the Indemnified Parties shall promptly pay or reimburse the Company for any costs or expenses reasonably incurred by it or by the Bank in investigating, preparing the defense for and defending against the Third Party Claim, including attorneys’ fees and disbursements incurred by the Company and/or the Bank in connection therewith.

8.7 Exclusivity. Notwithstanding any other provision to the contrary that may be contained elsewhere in this Agreement, except in the case of common law fraud, the parties agree that this Article VIII shall contain the sole monetary rights and monetary remedies of each Purchaser for or in respect of any breach of the Company’s representations and warranties or covenants contained in this Agreement, including the right to recover money damages for or in respect of any Losses suffered or incurred by any of them and each Purchaser hereby expressly, with the intent to be legally bound, and forever waives any rights, both contractual and statutory, to seek or recover any monetary damages or awards for or in respect of any such breach or any such Losses, except in accordance with and subject to the terms, conditions and limitations set forth in this Article VIII. Without limiting the generality of the foregoing, each Purchaser agrees not to assert any claims or bring any action or proceeding against the Company or the Bank, under Rule 10b-5 of the Exchange Act. However, nothing in this Agreement shall limit any right to obtain or be awarded any non-monetary equitable remedy, including a temporary, preliminary or permanent injunction or an order of specific performance.

ARTICLE IX

ADDITIONAL AGREEMENTS OF THE PARTIES

9.1 Legends.

(a) Each Purchaser acknowledges that all certificates or other instruments representing the Purchased Shares subject to this Agreement may, at the option of the Company, bear a restrictive legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE AND SUCH SECURITIES MAY NOT BE SOLD, OTHERWISE DISPOSED OF OR TRANSFERRED, IN WHOLE OR IN PART, EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS OR SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 OR RULE 144A UNDER THE 1933 ACT. NOTWITHSTANDING THE FOREGOING, UNLESS THE TRANSFEROR IS AN AFFILIATE OF THE COMPANY, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(b) Compliance with Securities Act. Each Purchaser agrees not to sell or transfer any of the Purchased Shares other than in a transaction that is registered under the Securities Act or is exempt from the registration requirements of the Securities Act. If a Purchaser asks the Company to register a transfer of the Purchased Shares in a transaction that is not registered under the Securities Act or sold, assigned or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company), the Company may refuse to register such transfer until it receives an opinion of counsel or other evidence that is reasonably satisfactory to the Company, that the sale or transfer is exempt from the registration requirements of the Securities Act. Notwithstanding the foregoing, if the transferor is not an Affiliate of the Company, then, the Purchased Shares may be pledged in connection with a bona fide margin account or other bona fide loan or financing arrangement secured by the Purchased Shares and such pledge of Purchased Shares shall not be deemed to be a transfer, sale or assignment of the Purchased Shares hereunder, and any Purchaser effecting such a pledge shall not be required to provide the Company with any other delivery with respect thereto pursuant to this Agreement or any other Transaction Document; provided, that in order to make any sale, transfer or assignment of Purchased Shares, such Purchaser and its pledgee makes such disposition in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(c) Removal of Legends. The restrictive legend set forth in Section 9.1(a) above shall be removed and the Company shall issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Purchased Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company, (i) if and when such Purchased Shares are sold pursuant to a resale registration statement that has been declared effective under the Securities Act and the Company has received from such holder a certification that such sale has been made in the manner described in the section of such registration statement entitled “Plan of Distribution” or otherwise describing the manner in which the securities registered thereunder are to be sold, (ii) upon request, if such Purchased Shares are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company) or otherwise pursuant to an exemption from registration under the Securities Act, or (iii) upon request, if such Purchased Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions, provided, that, in the case of the foregoing clauses (ii) and (iii), if requested by the Company, the holder of such Purchased Shares has furnished or caused to be furnished a legal opinion from its counsel, reasonably acceptable to the Company and its counsel, to the effect that the removal of the legend is permitted by the Securities Act and the rules and regulations of the SEC thereunder. Any fees (of Company counsel) associated with the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than five (5) Business Days following the delivery by a Purchaser to the Company of a legended certificate or instrument representing such Purchased Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer), deliver or cause to be delivered to such Purchaser a certificate or instrument (as the case may be) representing such Purchased Shares that is free from all restrictive legends.

9.2 Securities Laws Disclosure. The Company shall, on or before 4:30 p.m. (New York time) on the fourth (4th) Business Day following the date hereof, issue a press release (subject to Section 11.3 hereof) disclosing the transactions contemplated hereby and file a Current Report on Form 8-K disclosing the material terms of this Agreement and the Other Transaction Documents (and attach as exhibits thereto this Agreement and the Other Transaction Documents) (the “Form 8-K”). In addition, the Company will make such other filings and notices in the manner and time required by the SEC and the NASDAQ Global Select Market.

9.3 Reporting Status. Until (i) the date on which the Purchased Shares have become eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such Purchased Shares and without volume or manner-of-sale restrictions, or (ii) the date on which the Purchasers shall have sold all the Purchased Shares, whichever is earlier, the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

9.4 Blue Sky Laws. The Company shall, on or before the Closing Date, take such action as the Company reasonably determines is necessary in order to obtain an exemption for or to qualify the Purchased Shares for sale to each Purchaser at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Purchaser on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(a) Use of Proceeds. The Company will use all or substantially all of the proceeds from the sale of the Purchased Shares to facilitate the accelerated resolution of certain Loans and OREO owned by the Bank and for general corporate purposes, as directed by action of the Board of Directors of the Company.

Except as set forth above, in no event shall the proceeds be used for (i) the redemption or repurchase or any of its or its Subsidiaries equity securities or any dividend thereon or (ii) any other ventures or business opportunities not related to the current or contemplated business of the Company or the Bank.

9.5 Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Purchased Shares), a register for the Purchased Shares, in which the Company shall record the name and address of the Person in whose name the Purchased Shares (including the name and address of each permitted transferee) and the number of such shares held. The Company shall keep the register open and available at all times during business hours for inspection of any Purchaser or its legal representatives.

9.6 Fees. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions (other than for Persons engaged by any Purchaser) relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to the Agent. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

9.7 Conduct of Business. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as contemplated by this Agreement, the Company and the Bank shall operate their respective business in the ordinary course consistent with past practices, except as may be necessary or advisable to comply with any requirements of or restrictions imposed by any Governmental Authority.

9.8 Listing. The Company shall promptly secure the listing of all of the Purchased Shares upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of this Agreement and the Other Transaction Documents. The Company shall maintain the Common Stock’s authorization for listing on the NASDAQ Global Select Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the NASDAQ Global Select Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 9.9.

9.9 Additional Registration Statements. Until the date that is ninety (90) calendar days from the earlier of (i) the Effective Date (as defined in the Amended Registration Rights Agreement) and (ii) the date all of the Registrable Securities (as defined in the Amended Registration Rights Agreement) may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, the Company will not file a registration statement under the Securities Act relating to securities that are not the Purchased Shares, except for any registration statements with respect to shares issuable pursuant to an equity incentive plan or employee benefit plan for the officers, employees or directors of the Company or any of its Subsidiaries.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated, and the issuance and sale of the Purchased Shares by the Company to the Purchasers and the other transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a) By either the Company or any Purchaser, if the Closing Date shall not have occurred on or before (i) April 15, 2013 or (ii) May 15, 2013 in the event that the inability to consummate the transaction contemplated in this Agreement earlier relates solely to completion of bank regulatory procedures required by any Regulatory Authority (the “Termination Date”); provided, however, that the right to terminate this Agreement under this

Section 10.1 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement (other than the requirement of such Party to have received any necessary approval from a Governmental Authority) shall have been a principal reason for or a principal cause of the failure of the Closing Date to occur on or before such Termination Date;

(b) By either the Company or any Purchaser:

(i) if a Regulatory Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

(ii) if, as a condition to the receipt or issuance of any approval or consent of any Regulatory Authority required in connection with the consummation of the transactions contemplated by this Agreement or the Other Transaction Documents, the Company or the Bank is required to accept or agree to any restrictions or other requirements of any Regulatory Authority having jurisdiction over either of them that would have a Material Adverse Effect on the Company or the Bank or on their future prospects.

(c) By a Purchaser if an event or act occurs or circumstances exist which makes any of the conditions precedent set forth in Section 7.2 or Section 7.3 incapable of being satisfied on or prior to the Termination Date, provided that such event, act or circumstance was not due primarily to or caused primarily by any action or inaction by the Purchasers or either of them; or

(d) By the Company if an event or act occurs or circumstances exist which makes any of the conditions precedent set forth in Section 7.2 or Section 7.4 incapable of being satisfied on or prior to the Termination Date, provided that such event, act or circumstance was not due primarily to or caused primarily by any action or inaction by the Company.

ARTICLE XI

MISCELLANEOUS

11.1 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of California.

(b) Consent to Jurisdiction. Each Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction any state or federal court sitting in the County of Orange, State of California, in any proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each party hereby irrevocably and unconditionally (a) agrees not to commence any such proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding, and (d) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such proceeding. Each Party hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Applicable Law.

(c) WAIVER OF JURY TRIAL. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 11.1.

11.2 Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.3 Press Releases. The Company and the Purchasers shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or policies of the NASDAQ Global Select Market.

11.4 Notices. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile or email (with proof of receipt at the facsimile number or email address to which it is required to be sent), on the business day after the day on which it is delivered to a major nationwide delivery service for overnight delivery, or on the fifth business day after the day on which it is mailed by first class mail from within the United States, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

If to the Company:

Pacific Mercantile Bancorp

949 South Coast Drive, Suite 300

Costa Mesa, California 92626

Attn. Raymond E. Dellerba, President & CEO

Tel: (714) 438-2500

Fax: (714) 438-1084

With a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Attn: Ben A. Frydman, Esq.

Tel: (949) 725-4150

Fax: (949) 823-5150

If to the Purchasers, to the address set forth on Exhibit A hereto.

11.5 Entire Agreement. This Agreement, the Exhibits hereto, any matters Previously Disclosed and any documents executed by the Parties simultaneously herewith represent the entire understanding and agreement of the Parties with reference to the transactions set forth herein and supersede all prior understandings and agreements (written or oral) made by the Parties. Except as otherwise expressly provided herein, no Person other than the Parties hereto shall have any right hereunder or be entitled to the benefit of any provision hereof.

11.6 No Assignment; Successors and Assigns. No party hereto may assign any of its rights or delegate any of its duties under this Agreement, except that the Purchasers may assign any such rights (but only with all related obligations) to their respective Affiliates; provided that (a) prior to such assignment, the Company is furnished with written notice stating the name and address of such assignee, (b) such assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, and (c) no such assignment shall relieve the Purchasers of their obligations under this Agreement. Subject to the foregoing restriction on assignment, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties hereto.

11.7 Waiver and Amendment. Except with respect to statutory requirements, and subject to the provisions of the last sentence of this Section, any party hereto may by written instrument extend the time for the performance of any of the obligations or other acts of the other party and may waive (i) any inaccuracies of the other in the representations or warranties contained in this Agreement or in any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions to its obligations, contained in this Agreement or (iii) the performance (including performance to the satisfaction of a party or its counsel) by the other party of any of its obligations set out herein. No failure or delay on the part of either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as otherwise expressly provided in this Agreement, an amendment of this Agreement or the waiver or modification of any provision of this Agreement will be effective only upon the written consent of (i) the Company, on the one hand, and (ii) Purchasers, on the other hand.

11.8 Headings. The headings of the various sections and subsections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of or be considered in connection with the interpretation of any of the terms or provisions of this Agreement.

11.9 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, as to such jurisdiction, such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which executed counterparts, and any photocopies and facsimile copies thereof, shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signatures of Parties follow on next page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed, where applicable by their duly authorized representatives, as of the first above written.

COMPANY:

PACIFIC MERCANTILE BANCORP

By:	/s/ RAYMOND E. DELLERBA
Name: Raymond E. Dellerba
Title: President and Chief Executive Officer

PURCHASERS:

CARPENTER COMMUNITY BANCFUND, L.P.; and CARPENTER COMMUNITY BANCFUND-A, L.P.

By:	CARPENTER FUND MANAGER GP, LLC,
their General Partner

	By:	/s/ JOHN FLEMMING
Name: John Flemming
Title: Managing Member

[Signature Page to Common Stock Purchase Agreement]

EXHIBIT A

ALLOCATION OF COMMON STOCK SHARES

BETWEEN THE PURCHASERS

Purchasers	Number of Common Shares(1)	Aggregate Purchase Price (1)
Carpenter Community Bancfund, L.P.	75,556	$510,003
Carpenter Community Bancfund – A, L.P.	2,146,666	$14,489,995

Totals	2,222,222	$14,999,998

(1)	The number of Common Shares set forth opposite the name of each Purchaser in this table is subject to possible reduction as and to the extent provided in Section 2.2 of this Stock Purchase Agreement. In the event of any such reduction, the Aggregate Purchase Price otherwise payable by each Purchaser, as set forth opposite its name in this table, will be proportionately reduced and this Exhibit A will thereupon be amended to reflect such reductions.

Addresses of Purchasers:

With a copy to:
Carpenter Funds 5 Park Plaza, Suite 950 Irvine CA, 92614 Attention: John Flemming	Robert Sjogren, Esq. Carpenter Funds 5 Park Plaza, Suite 950 Irvine CA, 92614

A-1